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EXHIBIT 10.12 - Letter of Understanding dated July 24, 2001 between the
                Registrant and Dr. Scott Samuelsen as director of the Advanced Power and Energy Program, University of
                California, Irvine

July 24, 2001

Dr. Scott Samuelsen Director Advanced Power and Energy Program University of California Irvine, California 92267

Subject:	Letter of Understanding:  Time Of Use Metering for Electric
Revenue Meters

Thank you, for your letter of response and once again for the opportunity to be a part of your Advanced Power and Energy Program (APEP). We at ConectiSys consider it a real privilege to demonstrate and evaluate our advanced electric metering technology on the University of California Irvine campus.

APEP and ConectiSys hereby agree to the following principles as a basis for such a program:

1.	       APEP is engaged in the evolution of Information Technology (IT)
for Distributed Generation (DG). An important component for DG IT is metering the electrical production both to, and from, the DG device. Robust and secure communication to and from the metering component to a centralized location will be desired in a truly mature DG IT market.

2.	      APEP is engaged in the development of test protocols for
Distributed Resources (DR) including micro turbine generators, fuel cells, combined heat and power applications, and the IT associated with the deployment of these systems into the built environment. As part of this engagement, APEP plans to undertake the development of test protocols for advanced metering and real time-of-use metering under the auspices of stakeholder agencies such as the California Energy Commission (CEC).

3.	      As part of this program, APEP will include technologies such as that developed by ConectiSys with the understanding that APEP's mission is to accelerate the market viability of energy related technologies and systems, and this mission requires that APEP conduct objective non-exclusive R&D programs. To protect the respective Intellectual Property (IP) of parties engaged in this effort, non-disclosure agreements can be established on an as-appropriate basis.

4.	     The platforms established by APEP to conduct CEC and DOE
Distributed Energy resource R&D projects (including the proposed metering R&D program) encompass:

	Level I Platform:	High Supervision Beta Test Laboratory
	Level II Platform:	Institutional Environment
	Level III Platform:	University Research Park Living Laboratory

Technologies such as that under development by ConectiSys will be installed, demonstrated, and evaluated at all three levels.

5.	      ConectiSys expects to join APEP as a member in order to (1)
assist the Program in qualifying for participating in DOE and CEC R&D cost-shared programs, (2) provide input to the DG IT testing and evaluation program, and (3) contribute guidance to the operational mission of APEP as a whole.


I believe that the above principles provide a sufficient basis for us to go forward in a long-term technology development and demonstration program. If you are in agreement with these principles as contained herein, please so indicate by completing the signature block below and returning one signed original to my office at your earliest convenience.

On behalf of all the members of the ConectiSys management team, I want to extend my thanks for a great start in what I believe will be an innovative technology development and demonstration program that will provide many benefits to California.


WE AGREE TO THE PRINCIPLES OF THIS LETTER OF UNDERSTANDING AS CONTAINED HEREIN:


 /s/ Robert A. Spigno      7-24-01           /s/ Scott Samuelsen        7-24-01
Robert Spigno               Date             Scott Samuelsen              Date